Exhibit 99.1

Major Shareholders of China Automotive Systems Announce Withdrawal
of “Going-Private” Proposal

WUHAN, China, August 20, 2018 — China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced that the Special Committee of the Board of Directors (the “Board”) has received a letter dated August 16, 2018 (the “Withdrawal Letter”) from the Buyer withdrawing its non-binding “going-private” proposal (the “Proposal”).

In a letter dated August 30, 2017 from Mr. Hanlin Chen, chairman of the Company, and his affiliates, including Wiselink Holdings Limited, a company controlled by Mr. Hanlin Chen, and Ms. Liping Xie, his wife (collectively, the “Chairman Parties”), and Chariot Company (Cayman) Limited (“NHPEA”), an affiliate of North Haven Private Equity Asia IV, L.P. (together with the Chairman Parties, the “Buyer”), the Buyer proposed to the Board an offer to acquire all outstanding shares of common stock of the Company not owned by the Buyer in a going-private transaction.

In the Withdrawal Letter, the Buyer stated that, considering recent market conditions, it has decided to withdraw the Proposal and is terminating any further discussion with the Company regarding the Proposal, with immediate effect.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 6 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler Group LLC in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 29, 2018, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Awaken Advisors

+1-212-521-4050

kevin.theiss@awakenlab.com